UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 18, 2016

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet         Arrangement of a Registrant.

On July 18, 2016, CoreLogic, Inc., a Delaware corporation (“CoreLogic” or the “Company”), borrowed an additional $525.0 million on its term loan facility (the “New Borrowing”) under its existing amended and restated credit agreement, dated as of April 21, 2015 (the “Existing Credit Agreement”), among the Company, CoreLogic Australia Pty Limited (the “Australian Borrower” and, together with the Company, the “Borrowers”), the lenders party thereto, the other parties thereto and Bank of America, N.A. (the “Administrative Agent”), which was amended by the First Amendment to Credit Agreement (described below), dated as of June 29, 2016 (the “First Amendment”), among the Borrowers, the Guarantors (described below), the lenders party thereto and the Administrative Agent. The Existing Credit Agreement as amended by the First Amendment is described herein as the “Credit Agreement.” Approximately $411.0 million of the proceeds from the New Borrowing was used to finance the Redemption (as defined below) and fees and expenses related thereto. Of the remainder of the proceeds of the New Borrowing, approximately $4.0 million was retained by the Company as cash on hand and approximately $110.0 million was used to pay a portion of the Company's outstanding indebtedness under its revolving credit facility.

The First Amendment changed the Existing Credit Agreement to, among other things, provide for the New Borrowing, which was available in a single drawing, subject to certain conditions. The New Borrowing bears interest at the same rates as loans under the Existing Credit Agreement which rates were unchanged by the First Amendment.

As a result of the New Borrowing, the Existing Credit Agreement consists of $1.333 billion of outstanding term loan and a $550.0 million revolving credit facility. As of July 18, 2016, the total amount outstanding under the revolving credit facility was $280.0 million. The Company has the option to request its existing or new lenders under its term loan facility to increase the aggregate amount of commitments by an additional $225.0 million; however, its existing or new lenders are not obligated to do so. The term loan matures on, and the revolving credit facility expires on, April 21, 2020.

The Credit Agreement provides the outstanding term loan must be repaid in equal quarterly installments, commencing on September 30, 2016 and continuing on each three-month anniversary thereafter in an amount equal to $17.188 million for the first four quarterly payments, in an amount equal to $34.375 million for the next four quarterly payments and in an amount equal to $51.563 million for each quarterly payment thereafter. The Credit Agreement is also subject to prepayment from (i) the Net Cash Proceeds (as defined in the Credit Agreement) of certain debt incurred or issued by the Borrowers and the Guarantors and (ii) the Net Cash Proceeds received by the Borrowers or the Guarantors from certain asset sales and recovery events, subject to certain reinvestment rights.

The obligations under the Credit Agreement are senior secured obligations of the Company and certain of the Company’s existing and future direct and indirect subsidiaries (the “Guarantors”) who are also guarantors under the Credit Agreement.

The foregoing summary of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the First Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01    Other Events
On July 18, 2016, CoreLogic completed its previously announced conditional optional redemption (the “Redemption”) of all of its issued and outstanding 7.25% Senior Notes due 2021 (the “Notes”) issued pursuant to the Senior Notes Indenture, dated as of May 20, 2011 (as amended, supplemented, or otherwise modified, the “Indenture”), by and among CoreLogic, the guarantors party thereto and Wilmington Trust, National Association, as trustee. The Notes had an aggregate principal amount of $393,000,000 and were redeemed at a price equal to 103.625% of the principal amount of the Notes redeemed plus accrued and unpaid interest. The Company canceled the Notes upon their redemption.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	First Amendment to Credit Agreement, dated as of June 29, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CoreLogic, Inc.
(Registrant)

Date:	July 20, 2016	By:	/s/ James L. Balas
		Name:	James L. Balas
		Title:	Chief Financial Officer
(Principal Financial Officer)